Exhibit 99.1

Trimble Reports Third Quarter 2015 Results

•	Third Quarter 2015 Revenue $562.3 Million

•	GAAP Diluted Earnings Per Share $0.14; Non-GAAP Diluted Earnings Per Share $0.30

SUNNYVALE, Calif., Oct. 29, 2015 – Trimble (NASDAQ: TRMB) today announced financial results for the third quarter of 2015.

Third Quarter 2015 Financial Summary

Third quarter 2015 revenue of $562.3 million was down 4 percent as compared to the third quarter of 2014, and was approximately flat on a constant currency basis. Engineering and Construction revenue was $326.4 million, down 5 percent. Field Solutions revenue was $73.5 million, down 17 percent. Mobile Solutions revenue was $131.6 million, up 9 percent. Advanced Devices revenue was $30.8 million, down 6 percent.

GAAP operating income was $46.0 million, up 314 percent as compared to the third quarter of 2014. GAAP operating margin was 8.2 percent of revenue as compared to 1.9 percent of revenue in the third quarter of 2014.

GAAP net income was $37.1 million, up 214 percent as compared to the third quarter of 2014. Diluted GAAP earnings per share were $0.14 as compared to diluted GAAP earnings per share of $0.04 in the third quarter of 2014.

Third quarter 2014 GAAP results were negatively impacted by an approximately $51 million reserve for legal matters related to a jury verdict, which was reversed in the fourth quarter of 2014 when the verdict was overturned.

Non-GAAP operating income of $104.9 million was down 11 percent as compared to the third quarter of 2014. Non-GAAP operating margin was 18.7 percent of revenue as compared to 20.2 percent of revenue in the third quarter of 2014.

Non-GAAP net income of $77.8 million was down 11 percent as compared to the third quarter of 2014. Diluted non-GAAP earnings per share were $0.30 as compared to diluted non-GAAP earnings per share of $0.33 in the third quarter of 2014.

The GAAP tax rate for the quarter was 15 percent and the non-GAAP tax rate was 24 percent.

Operating cash flow for the first three quarters of 2015 was $276.4 million, down 11 percent as compared to the first three quarters of 2014.

During the third quarter of 2015, Trimble repurchased approximately 8.2 million shares of its common stock for a total of $154.6 million. Trimble received approximately 3.7 million of these shares through the accelerated share repurchase program announced on September 2, 2015, and additional shares will be delivered in the fourth quarter upon completion of the program. Following the completion of the program, approximately $250 million will remain on the current share repurchase authorization.

“We met our revenue expectations and improved operating margins sequentially in the quarter,” said Steven W. Berglund, Trimble’s president and chief executive officer. “Revenue was negatively impacted by continued poor conditions in the agriculture market, the effects of oil price declines, and foreign exchange effects. As these conditions lessen we anticipate a return to growth in 2016.”

Forward Looking Guidance

For the fourth quarter of 2015 Trimble expects revenue to be between $520 million and $550 million with GAAP earnings per share of $0.01 to $0.08 and non-GAAP earnings per share of $0.19 to $0.26. Non-GAAP guidance excludes the amortization of intangibles of $40 million related to previous acquisitions, anticipated acquisition costs of $3 million, the anticipated impact of stock-based compensation expense of $14 million, and $3 million in anticipated restructuring charges. GAAP guidance assumes a tax rate of 25 percent and non-GAAP guidance assumes a tax rate of 24 percent. Both GAAP and non-GAAP earnings per share assume approximately 253 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on October 29 at 1:30 p.m. PT to review its third quarter 2015 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). The pass code is 56821478. The replay will also be available on the Web at the address above.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures, which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at: http://investor.trimble.com.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the impact of acquisitions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the fourth quarter, the expected tax rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions and the anticipated number of shares outstanding and interest costs. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products, obtain new customers, or integrate new acquisitions. The Company’s results would also be negatively impacted by weakening in the macro environment including declining oil prices or foreign exchange fluctuations. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, further worsening in the agricultural market, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

(Unaudited)

	Third Quarter of		First Three Quarters of
	2015	2014	2015	2014
Revenues:
Product	$373.0	$415.6	$1,168.2	$1,327.1
Service	103.9	98.3	310.5	291.7
Subscription	85.4	70.9	252.0	212.9

Total revenues	562.3	584.8	1,730.7	1,831.7

Cost of sales:
Product	175.5	189.3	554.0	605.4
Service	39.4	36.8	123.0	108.6
Subscription	26.1	21.8	75.8	58.4
Amortization of purchased intangible assets	23.3	20.1	68.8	61.0

Total cost of sales	264.3	268.0	821.6	833.4

Gross margin	298.0	316.8	909.1	998.3

Gross margin (%)	53.0%	54.2%	52.5%	54.5%

Operating expenses
Research and development	79.6	79.0	251.3	237.2
Sales and marketing	89.1	95.8	281.8	288.8
General and administrative	63.2	111.4	192.1	230.2
Restructuring charges	2.7	0.2	9.0	1.3
Amortization of purchased intangible assets	17.4	19.3	53.4	56.8

Total operating expenses	252.0	305.7	787.6	814.3

Operating income	46.0	11.1	121.5	184.0

Non-operating income (expense), net
Interest expense, net	(6.4)	(3.0)	(19.1)	(9.8)
Foreign currency transaction gain (loss)	0.1	(3.2)	1.2	(3.8)
Income from equity method investments	4.7	2.8	14.1	11.5
Other income (expense), net	(0.9)	(0.6)	5.8	12.5

Total non-operating income (expense), net	(2.5)	(4.0)	2.0	10.4

Income before taxes	43.5	7.1	123.5	194.4

Income tax provision (benefit)	6.5	(4.7)	26.7	36.4

Net income	37.0	11.8	96.8	158.0
Less: Net loss attributable to noncontrolling interests	(0.1)	—	(0.3)	(0.3)

Net income attributable to Trimble Navigation Ltd.	$37.1	$11.8	$97.1	$158.3

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.15	$0.05	$0.38	$0.61

Diluted	$0.14	$0.04	$0.37	$0.60

Shares used in calculating earnings per share:
Basic	254.8	260.3	257.5	260.4

Diluted	257.2	264.4	260.3	265.1

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

As of	Third Quarter of 2015	Fiscal Year End 2014
Assets

Current assets:
Cash and cash equivalents	$123.6	$148.0
Accounts receivable, net	344.5	362.0
Other receivables	15.4	29.5
Inventories, net	271.4	278.1
Deferred income taxes	51.9	45.6
Other current assets	46.2	39.4

Total current assets	853.0	902.6

Property and equipment, net	162.0	157.4
Goodwill	2,083.7	2,085.8
Other purchased intangible assets, net	502.1	594.5
Other non-current assets	119.1	118.6

Total assets	$3,719.9	$3,858.9

Liabilities

Current liabilities:
Current portion of long-term debt	$150.3	$64.4
Accounts payable	97.2	103.8
Accrued compensation and benefits	82.7	98.9
Deferred revenue	243.0	211.6
Accrued warranty expense	19.1	20.6
Other current liabilities	95.2	89.0

Total current liabilities	687.5	588.3

Non-current portion of long-term debt	609.1	674.0
Non-current deferred revenue	32.0	26.3
Deferred income taxes	93.8	121.1
Other non-current liabilities	94.3	95.8

Total liabilities	1,516.7	1,505.5

Equity

Shareholders’ equity:
Common stock	1,216.0	1,207.3
Retained earnings	1,133.2	1,211.0
Accumulated other comprehensive loss	(147.0)	(76.7)

Total Trimble Navigation Ltd. shareholders’ equity	2,202.2	2,341.6
Noncontrolling interests	1.0	11.8

Total equity	2,203.2	2,353.4

Total liabilities and equity	$3,719.9	$3,858.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	First Three Quarters of
	2015	2014
Cash flow from operating activities:
Net Income	$96.8	$158.0

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	27.0	24.1
Amortization expense	122.2	117.8
Provision for doubtful accounts	1.7	2.9
Deferred income taxes	(0.5)	(1.2)
Stock-based compensation	37.3	32.1
Income from equity method investments	(14.1)	(11.5)
Gain on an equity sale	—	(15.1)
Acquisition / divestiture (gain) loss	(5.8)	6.0
Excess tax benefit for stock-based compensation	(1.4)	(14.1)
Provision for excess and obsolete inventories	5.1	3.5
Other non-cash items	9.0	(0.6)

Add decrease (increase) in assets:
Accounts receivables	12.3	(12.7)
Other receivables	6.5	(4.7)
Inventories	(6.4)	(27.2)
Other current and non-current assets	(9.5)	(12.9)

Add increase (decrease) in liabilities:
Accounts payable	(6.9)	(6.8)
Accrued compensation and benefits	(15.4)	(9.3)
Deferred revenue	38.6	41.9
Accrued warranty expense	(1.4)	2.7
Other liabilities	(18.7)	37.6

Net cash provided by operating activities	276.4	310.5

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(101.7)	(170.9)
Acquisitions of property and equipment	(35.7)	(35.0)
Purchases of equity investments	(3.6)	(10.9)
Acquisitions of intangible assets	(0.1)	(7.0)
Net proceeds from sale of business	12.1	—
Dividends received from equity method investments	15.3	25.9
Other	0.3	(4.5)

Net cash used in investing activities	(113.4)	(202.4)

Cash flow from financing activities:
Issuance of common stock, net of tax withholdings	29.1	53.6
Payments related to repurchases of common stock	(234.4)	(65.0)
Excess tax benefit for stock-based compensation	1.4	14.1
Proceeds from debt and revolving credit lines	458.0	42.0
Payments on debt and revolving credit lines	(431.1)	(153.3)

Net cash used in financing activities	(177.0)	(108.6)

Effect of exchange rate changes on cash and cash equivalents	(10.4)	(7.2)

Net decrease in cash and cash equivalents	(24.4)	(7.7)
Cash and cash equivalents - beginning of period	148.0	147.2

Cash and cash equivalents - end of period	$123.6	$139.5

REPORTING SEGMENTS

(Dollars in millions)

(Unaudited)

	Reporting Segments
	Engineering and Construction		Field Solutions		Mobile Solutions		Advanced Devices
THIRD QUARTER OF FISCAL 2015 :
Revenue	$326.4		$73.5		$131.6		$30.8

Operating income before corporate allocations	$68.8		$19.5		$23.1		$10.8
Operating margin (% of segment external net revenue)	21.1%		26.5%		17.6%		35.1%
THIRD QUARTER OF FISCAL 2014 :
Revenue	$342.2		$88.8		$121.2		$32.6

Operating income before corporate allocations	$74.2	( A )	$26.1	( A )	$19.5	( A )	$9.6	( A )
Operating margin (% of segment external net revenue)	21.7%		29.4%		16.1%		29.4%
FIRST THREE QUARTERS OF 2015 :
Revenue	$964.2		$275.9		$388.1		$102.5

Operating income before corporate allocations	$166.3		$85.0		$62.5		$37.1
Operating margin (% of segment external net revenue)	17.2%		30.8%		16.1%		36.2%
FIRST THREE QUARTERS OF 2014 :
Revenue	$1,019.6		$341.4		$362.7		$108.0

Operating income before corporate allocations	$231.0	( A )	$119.4	( A )	$58.5	( A )	$34.4	( A )
Operating margin (% of segment external net revenue)	22.7%		35.0%		16.1%		31.9%

(A)	Beginning with the first quarter of fiscal 2015, the Company changed its methodology for allocating stock-based compensation. Historically, the Company allocated stock-based compensation to each business segment. Beginning in the first quarter of fiscal 2015, stock-based compensation is considered a corporate expense and not reflected in segment results. The Company has adjusted the segment operating income for all prior periods to conform to the current year methodology.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in millions, except per share data)

(Unaudited)

		Third Quarter of				First Three Quarters of
		2015		2014		2015		2014
		Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
GROSS MARGIN:
GAAP gross margin:		$298.0	53.0%	$316.8	54.2%	$909.1	52.5%	$998.3	54.5%
Restructuring charges	( A )	0.3	0.1%	0.1	0.0%	0.8	0.0%	0.3	0.0%
Amortization of purchased intangible assets	( B )	23.3	4.1%	20.1	3.4%	68.8	4.0%	61.0	3.3%
Stock-based compensation	( C )	1.0	0.2%	0.8	0.1%	2.9	0.2%	2.3	0.1%
Amortization of acquisition-related inventory step-up	( D )	—	0.0%	0.5	0.1%	—	0.0%	0.6	0.1%

Non-GAAP gross margin:		$322.6	57.4%	$338.3	57.8%	$981.6	56.7%	$1,062.5	58.0%

OPERATING EXPENSES:
GAAP operating expenses:		$252.0	44.8%	$305.7	52.3%	$787.6	45.5%	$814.3	44.5%
Restructuring charges	( A )	(2.7)	-0.5%	(0.2)	0.0%	(9.0)	-0.5%	(1.3)	-0.1%
Amortization of purchased intangible assets	( B )	(17.4)	-3.1%	(19.3)	-3.3%	(53.4)	-3.1%	(56.8)	-3.1%
Stock-based compensation	( C )	(11.8)	-2.1%	(10.2)	-1.8%	(34.4)	-2.0%	(29.8)	-1.6%
Acquisition / divestiture items	( E )	(2.4)	-0.4%	(4.1)	-0.7%	(8.0)	-0.4%	(7.5)	-0.4%
Litigation	( F )	—	0.0%	(52.0)	-8.9%	—	0.0%	(52.0)	-2.9%

Non-GAAP operating expenses:		$217.7	38.7%	$219.9	37.6%	$682.8	39.5%	$666.9	36.4%

OPERATING INCOME:
GAAP operating income:		$46.0	8.2%	$11.1	1.9%	$121.5	7.0%	$184.0	10.0%
Restructuring charges	( A )	3.0	0.5%	0.3	0.0%	9.8	0.6%	1.6	0.1%
Amortization of purchased intangible assets	( B )	40.7	7.2%	39.4	6.7%	122.2	7.1%	117.8	6.4%
Stock-based compensation	( C )	12.8	2.3%	11.0	1.9%	37.3	2.1%	32.1	1.8%
Amortization of acquisition-related inventory step-up	( D )	—	0.0%	0.5	0.1%	—	0.0%	0.6	0.0%
Acquisition / divestiture items	( E )	2.4	0.5%	4.1	0.7%	8.0	0.5%	7.5	0.4%
Litigation	( F )	—	0.0%	52.0	8.9%	—	0.0%	52.0	2.9%

Non-GAAP operating income:		$104.9	18.7%	$118.4	20.2%	$298.8	17.3%	$395.6	21.6%

NON-OPERATING INCOME (EXPENSE), NET:
GAAP non-operating income (expense), net:		$(2.5)		$(4.0)		$2.0		$10.4
Acquisition / divestiture items	( E )	(0.2)		1.7		(5.8)		6.0
Gain on an equity sale	( G )	—		—		—		(15.1)

Non-GAAP non-operating income (expense), net:		$(2.7)		$(2.3)		$(3.8)		$1.3

			GAAP and Non-GAAP Tax Rate % ( L )		GAAP and Non-GAAP Tax Rate % ( L )		GAAP and Non-GAAP Tax Rate % ( L )		GAAP and Non-GAAP Tax Rate % ( L )
INCOME TAX PROVISION:
GAAP income tax provision:		$6.5	15%	$(4.7)	-66%	$26.7	22%	$36.4	19%
Non-GAAP items tax effected	( H )	8.8		13.9		37.8		36.3
Difference in GAAP and Non-GAAP tax rate	( I )	9.2		—		6.3		—
Tax on gain on an equity sale	( J )	—		—		—		(5.8)
Tax on RDS litigation	( K )	—		19.8		—		19.8

Non-GAAP income tax provision:		$24.5	24%	$29.0	25%	$70.8	24%	$86.7	22%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$37.1		$11.8		$97.1		$158.3
Restructuring charges	( A )	3.0		0.3		9.8		1.6
Amortization of purchased intangible assets	( B )	40.7		39.4		122.2		117.8
Stock-based compensation	( C )	12.8		11.0		37.3		32.1
Amortization of acquisition-related inventory step-up	( D )	—		0.5		—		0.6
Acquisition / divestiture items	( E )	2.2		5.8		2.2		13.5
Gain on an equity sale	( G )	—		—		—		(15.1)
Litigation	( F )	—		52.0		—		52.0
Non-GAAP tax adjustments	( H ) - ( K )	(18.0)		(33.7)		(44.1)		(50.3)

Non-GAAP net income attributable to Trimble Navigation Ltd.		$77.8		$87.1		$224.5		$310.5

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.14		$0.04		$0.37		$0.60
Restructuring charges	( A )	0.01		—		0.04		0.01
Amortization of purchased intangible assets	( B )	0.16		0.15		0.47		0.44
Stock-based compensation	( C )	0.05		0.04		0.14		0.12
Amortization of acquisition-related inventory step-up	( D )	—		—		—		—
Acquisition / divestiture items	( E )	0.01		0.02		0.01		0.05
Gain on an equity sale	( G )	—		—		—		(0.06)
Litigation	( F )	—		0.20		—		0.20
Non-GAAP tax adjustments	( H ) - ( K )	(0.07)		(0.12)		(0.17)		(0.19)

Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.30		$0.33		$0.86		$1.17

OPERATING LEVERAGE:
Increase (decrease) in non-GAAP operating income		$(13.5)		$0.2		$(96.8)		$46.8
Increase (decrease) in revenue		$(22.5)		$28.3		$(101.0)		$142.8
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)		N/A		0.7%		N/A		32.8%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangible assets, stock-based compensation, acquisition/divestiture costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, and integration costs and litigation expenses from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition/divestiture costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, and integration costs and litigation expenses. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income (expense), net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income (expense), net excludes acquisition and divestiture gains/losses associated with unusual acquisition related items such as intangible asset impairment charges and gains or losses related to the acquisition or sale of certain businesses and investments, and a gain on an equity sale. These gains/losses are specific to particular acquisitions and divestitures and vary significantly in amount and timing. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

We believe that providing investors with the non-GAAP income tax provision is beneficial because it provides for consistent treatment of the excluded items in our non-GAAP presentation. In fiscal 2015 we began calculating a non-GAAP tax rate separate from the GAAP rate as we expect this to add consistency in the quarterly non-GAAP trends. We have not retroactively gone back to prior periods to restate our quarterly non-GAAP results with a similar separate rate. Therefore, comparability between periods may be affected.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a gain on an equity sale, litigation and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a gain on an equity sale, litigation and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangible assets, stock based compensation, acquisition and divestiture costs, a gain on an equity sale, a write off of debt issuance costs and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A)—( I ) below,

(A)	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance. We have incurred restructuring expense in each of the periods presented however the amount incurred can vary significantly based on whether a restructuring has occurred in the period and the timing of headcount reductions.

(B)	Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin and operating expenses is amortization of purchased intangible assets. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period, making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, it provides an alternative way for investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
(C)	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the third quarter and first three quarters of fiscal 2015 and 2014, stock-based compensation was allocated as follows:

	Third Quarter of		First Three Quarters
(Dollars in millions)	2015	2014	2015	2014
Cost of sales	$1.0	$0.8	$2.9	$2.3
Research and development	2.1	1.6	6.4	4.8
Sales and Marketing	2.2	2.0	6.7	6.0
General and administrative	7.5	6.6	21.3	19.0

	$12.8	$11.0	$37.3	$32.1

(D)	Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.
(E)	Acquisition / divestiture items. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition and strategic investment activities such as legal, due diligence, and integration costs as well as adjustments to the fair value of earn-out liabilities. Included in our GAAP presentation of non-operating income (expense) net, acquisition / divestiture items includes unusual acquisition, investment, or divestiture gains/losses. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.
(F)	Litigation. The fiscal 2014 amount represents $0.7M of costs based on an arbitration agreement, as well as $51.3M of estimated costs that were reserved during the third quarter based on a jury verdict in favor of the plaintiff, Recreational Data Services, Inc. and then reversed during the fourth quarter after the judge overturned the verdict. We have excluded these costs from our non-GAAP measures because they are non-recurring expenses that are not indicative of our ongoing operating results. We further believe that excluding these items from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.
(G)	Gain on an equity sale. Included in our GAAP presentation of non-operating income (expense), net this amount represents a gain on a partial equity sale of Virtual Site Solutions. We excluded the gain from our non-GAAP measures. We believe that investors benefit from excluding this item from our non-GAAP measures because it facilitates an evaluation of our non-operating income trends.
(H)	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items ( A ) - ( E ) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.
(I)	Difference in GAAP and Non-GAAP tax rate. This amount represents the difference between the GAAP and Non-GAAP tax rates applied to the Non-GAAP Operating Income plus the Non-GAAP Non-Operating Income (Loss), Net. In fiscal 2015 we began calculating a non-GAAP tax rate separate from the GAAP rate as we expect this to add consistency in the quarterly trends. We have not retroactively gone back to prior periods to restate them with a similar separate rate. Therefore, comparability between periods may be affected.
(J)	Tax on gain on an equity sale. This amount represents the tax effect of a gain on a partial equity sale of Virtual Site Solutions. We excluded this item as it represents the tax effect of a non-recurring gain. We believe that investors benefit from excluding this item from our non-GAAP income tax provision because it facilitates a comparison of the non-GAAP tax rate in 2014 to the non-GAAP tax rates in the current and prior periods.
(K)	Tax on Recreational Data Services Inc. litigation. This amount represents the tax effect of loss recorded as a result of a jury verdict in favor of Recreational Data Services, Inc. We excluded this item as it represents the tax effect of a non-recurring expense. We believe that investors benefit from excluding this item from our non-GAAP income tax provision because it allows for period-over-period comparability.
(L)	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods. However, this comparability may be impacted since we began separately calculating a non-GAAP tax rate in fiscal 2015.